AGREEMENT

This Agreement, effective as of April 1,2003 (the "Effective Date"), is made by and between Sara Lee Global Finance, L.L.C., a Delaware Limited liability company having offices at 204F Weldin Building, 3411 Silverside Road,
Wilmington, Delaware 19801 (hereinafter referred to as "Licensor"), and ChampionLyte, Inc., a Florida corporation having offices at 3350 N.W. Boca Raton Boulevard, Suite A-28, Boca Raton, Florida 33431 (hereinafter referred to as "Licensee").

WHEREAS, Licensor is the owner of the Licensed Mark, as hereinafter defined, which trademark has been used and registered on the United States Principal Register of Trademarks in connection with sugar-free sports drinks and sugar-free non-carbonated soft drink;

WHEREAS, Licensor is willing to grant Licensee the right to use the Licensed Mark under the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS

         As used herein the term(s):

         1.1 "Affiliate" of Licensor or Licensee, as the case may be, shall mean any person or business entity with which Licensor or Licensee, as applicable, is or may hereafter be associated by direct or indirect common ownership, control, or management.


         1.2 "Contract Year" means each twelve (12) month period commencing on January 1 of one year and ending on December 31 of the same year; provided, however, that the First Contract Year hereunder shall commence as of the effective date of this License Agreement and continue through March 31,2004, and dut the Second Contract Year hereunder shall commence as of January 1,2004 and continue though December 31, 2004. The parties agree that the First Contract Year and the Second Contract Year shall overlap during the period January 1, 2004 through March 31, 2004.

         1.3 "Distribution Channels" shall mean the means and channels of distributing Licensed Products, specifically excluding [To be discussed], all of which specific, individual accounts shall be approved in writing by Licensor prior to any shipment by Licensee of Licensed Products to such individual account.

         1.4      "Effective Date" mem April 1, 2003.

         1.5      "First  Renewal Term" shall have the  definition  set forth in
                  Section  9.2 hereof,  and shall  extend  from  January  1,2008 through and including December 31, 2012, provided the conditions and provisions of Seaion 9.2 are met.

         1.6 "Guaranteed Minimum Royalties" shall have the definition set forth in Section 10.3 hereof.

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         1.7      "Guidelines"  shall  mean the Sara  Lee  Corporation  Supplier
                  Selection   Guidelines  and  &  Sara  Lee  Corporation  Global
                  Operating Principles, copies of which have been provided to Licensee.


         1.8      "Initial  Term" shall have the definition set forth in Section
                  9.1 hereof.

         1.9 "Intellectual Property Rights"" shall mean the Licensed Mark together with any copyrights, registered or unregistered designs, trade dress, or any applications or fights to apply for any of the: foregoing which are used by or on behalf of Licensed' in connection with the Licensed Mark

         1.10 "Invoice Price" shall mean the total monetary amount invoiced by Licensee for sales of the Licensed Products to its customs, excluding transportation expenses, freight expenses (including loading and unloading expenses), packing expenses, insurance, sales taxes, excise taxes, and value added taxes (VAT). No deduction shall be made for trade discounts, allowances, rebates, refunds, uncollectible accounts, or bad debts. If Licensee accepts goods or services bartered as consideration for sales of Licensed Products, the value of such sales by barter should be deemed to be the net realizable value of the goods or services received in consideration therefore. The Invoice Price for sales made by Licensee to any retail outlet owned or controlled, wholly or in part, by Licensee or any of it Affiliates shall be Licensee's regular full wholesale list price of such Licensed Products to unaffiliated retailers ("Full Wholesale"), or where Licensee does not have a Full Wholesale price for a Licensed Product (e.g., the Licensed Product is made available by Licensee only to affiliated retailers), an equivalent amount ("Full Wholesale Equivalent") calculated upon the greater of: (i) the regular full wholesale list price for a product sold to unaffiliated retailers which most nearly approximates the Licensed Product in terms of materials, manufacture and price, or (ii) the price charged by the affiliated retailer's "normal" retail mark-up for that Licensed Product. Discounts, allowances, rebates or refunds permitted as deductions herein shall, when actually made to an affiliated retailer, not exceed the rate or amount in good faith made or given by Licensee to an unaffiliated retail customer. Licensee will be obligated to demonstrate to the reasonable satisfaction of Licensor that any Full Wholesale or Full Wholesale Equivalent and any permitted deductions made by Licensee is appropriate.

         1.11     "Licensed Mark" means the CHAMPIONLYTE trademark.

         1.12 "Licensed Products" means Products that are manufactured by or on behalf of Licensee and are sold or distributed by Licensee and that bear the Licensed mark as authorized herein by Licensor.

         1.13     "Minimum Sales" shall have the definition set forth in Section
                  10.4 hereof.

         1.14 "Products" means sugar-free sports drinks and sugar-free non-carbonated soft drinks.

         1.15     "Renewal Sales Minimum" shall have the definition set forth in
                  Section 9.2 hereof, and shall extend from January 1, 2013 through and including December 31, 2017, provided the conditions and provisions of Section 9.2 are met.

         1.16     "Second  Renewal Term" shall have the  definition set forth in
                  Section 9.2 hereof, and shall extend from from January 1, 2013 through and including December 31, 2017, provided the conditions and provisions of Section 9.2 are met.

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         1.17     "Specifications"  shall  have  the  definition  set  forth  in
                  Section 7.3 hereof.

         1.18 "Sub-Contractor" shall mean any sub-contract manufacturer used by Licensee and approved by Licensor as set forth in Section 7 hereof.

         1.19 "Territory" means the United States of America, including its territories and possessions, Canada, and Mexico.

2.       GRANT OF LICENSE

         2.1 Upon the terms and conditions hereinafter set forth, Licensor grants to Licensee the exclusive, non-transferable license to use the Licensed Mark in the Territory on and in connection with the manufacture, marketing, sale and distribution of the Products, solely through the Distribution Channels.

         2.2 Licensee shall not sell or distribute Licensed Products to any individual account or customer until such time as Licensor has provided its written approval for inclusion of that account of customer in the definition of Distribution Channels.


3.       INTELLECTUAL PROPERTY RIGHTS


         3.1 Licensee acknowledges the validity and Licensor' ownership of the Intellectual Property Rights and shall not at any time during the term of this Agreement or thereafter directly or indirectly, by itself or through its directors, officers, employees, agents or Affiliates, consent to or assist any other person or entity in contesting the validity of the Intellectual Property Rights or the right, title and interest of the Licensor to the Intellectual Property Rights. Licensee further agrees hat it will nor: attack the validity of this License. This provision shall survive the expiration or termination of this Agreement.


         3.2 Licensee recognizes the great value of the good will associated with the Licensed Mark and acknowledges that the Licensed Mark and all rights therein, and good will pertaining thereto, belong exclusively to Licensor. Licensee further acknowledges that all use of the Licensed Mark by Licensee shall inure to the benefit of Licensor.


         3.3 Licensee shall not at any time atempt to register or use, or to aid any third party in attempting to register or to use, any trademark in any country of the world which may be, in Licensor's opinion, confusingly similar to the Licensed Mark or confusingly similar to the CHAMPION trademark or confusingly similar to the CHAMPION Logo trademark (as illustrated, for example and not for limitation purposes, by U.S. Registration No. 1,323,337). This covenant shall survive the expiration or termination of this Agreement and shall continue in full force and effect in perpetuity.

         3.4 Except as provided in this Agreement, Licensee shall not use or register at any time, whether during the continuance of this Agreement or thereafter, any business or trade name, licensor name, trademark or labeling or packaging design which incorporates or which incorporates or which is substantially identical with or deceptively or confusingly similar to the

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                  Licensed Mark or other Intellectual Property Rights.  Licensor specifically reserves all rights in and to the trade name "Champion" and to any trade name incorporating the designation
                  "Champion,"  and  Licensee   acknowledges   that,   except  as
                  specifically   provided   herein,   Licensee   has  no  rights
                  whatsoever to the use of any trade name containing the designation "Champion," nor shall Licensee, itself or through any third party within its control or with whom Licensee has a contractual relationship, do or permit any act or thing that will, in any way, impair the rights of Licensor in and to the trade name "Champion" or any trade name incorporating the designation "Champion" or which will affect the validity thereof.


         3.5 Any and all trademarks, copyrights or other intellectual property rights which may exist or come into being, including without limitation sub-brand names, collection names, slogans, and tag lines, and which are used on stationery, signage, labeling, packaging, advertising or promotional material in connection with the Licensed Products shall be the exclusive property of Licensor, as Licensor may direct. To the extent any rights in and to any such trademarks, copyrights or other intellectual property rights are deemed to accrue to Licensee, Licensee hereby assigns to Licensor any and all such rights, at such time as they may be deemed to accrue, and Licensee shall execute at such time any further documents required to effect such assignment.


         3.6 Licensee shall not supplement or interfere with or obliterate the Licensed Mark applied to the Products.

         3.7 Licensee shall take due care not to do or cause to be done any act or thing which affects the validity of the Intellectual Property Rights or Licensor's ownership thereto or jeopardizes the maintenance thereof, either during the continuance of this Agreement or thereafter, and will immediately cease distribution of the Licensed Products in the Territory in the event that the Licensed Mark or other Intellectual Property Rights are in jeopardy.


4.       RELATIONSHIP OF PARTIES

         4.1 Licensee is a "related company" pursuant to 15 U.S.C. Sec. 1127. Neither party is an agent or employee of the other, nor shall either party in any event be liable for the other's acts or omissions. This Agreement does not and shall not be deemed to make any party hereto the agent, partner, joint venturer or legal representative of any other party for any purpose whatsoever, Neither Licensor nor Licensee shall have the right or authority assume or create any obligations or responsibility whatsoever, express or implied, on behalf of or in the name of the other, or to bind the other in any respect whatsoever, except as may be herein provided.

5.       BUSINESS OPPORTUNITY

         5.1 Licensee recognized that there are many uncertainties in the business contemplated by this Agreement. Licensee agrees and acknowledges that other that those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to Licensee, either by Licensor or its Affiliates, or by anyone acting on their behalf. Without limitation, no

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                  representations  concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made, and License has made its own independent business evaluation in deciding to namufacture and distribute the Licensed Products on the terms set forth herein. Neither
                  Licensee nor any of its Affiliates shall be entitled to compensation from Licensor or any of Licensor's Affiliates for any direct or indirect damages or loss of profits suffered by Licensee as the result of the manufacturing, promotion and sale of the Licensed Products.

6.       USE OF THE LICENSED MARK

         6.1 Licensee agrees to use Licensed Mark only in the form approved by Licensor. All use of the Licensed Mark on the Licensed Products and on stationery, signage, labels, packaging, in advertising and otherwise must faithfully reproduce the form approved by Licensor. Approval of the form of use of the Licensed Mark, once given, shall be continuing until Licensee receives written notice on the contrary from Licensor. In the event Licensee receives such written notice, all uses of the Licensed Mark to which such notice applies shall immediately cease, except that for up to (6) months after receipt of such notice Licensee shall have the right to sell and distribute finished Licensed Products in inventory at the time of such notice that bear the Licensed Mark in such form that is no longer approved by Licensor.

         6.2 Licensee shall comply with all notice and marking requirements of any law or regulation applicable or necessary for the protection of the Licensed Mark, including those that Licensor, in its sole judgment, may deem appropriate. Licensee shall not, at any time, do or permit any third party within its control or with whom Licensee has a contractual relationship to do any act or thing that will, in any way, impair the rights of Licensor in and to the Licensed Mark or which will affect the validity thereof.

         6.3 Licensee agrees that its use of the Licensed Mark shall be in a commercially acceptable and responsible manner, and that no use of the Licensed Mark shall reflect adversely upon the good name of Licensor.

         6.4 Excluding Licensed Products sold by Licensee to Licensor, Licensee will not sell or cause or permit to be sold any Licensed Products outside of the Territory, nor will Licensee, directly or indirectly, sell or cause or permit to be sold Licensed Products within the Territory where, to its knowledge, such Licensed Products are intended for re-sale or distribution outside of the Territory. In particular, Licensee shall not engage in advertising in any way involving or referring to the Licensed Marks that is aimed at any place outside the Territory or use any branch or distribution depot outside the Territory for the sale or marketing of the Licensed Products. Licensee will use its best efforts lawfully to prevent any person from distributing or selling the Licensed Products from the Territory to locations outside the Territory. Licensee acknowledges that a violation of this
                  Section 6.4 may result in immediate termination of this Agreement and Licensor may take advantage of any and all remedies available at law to address any damages to Licensor based on Licensee's violation.

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7.       QUALITY CONTROL

         7.1 Licensee acknowledges that the Licensed Mark has established prestige and good will and is well recognized in the minds of the public, and that it is of great importance to Licensor that the high standards and reputation that Licensor has established be maintained in the manufacture and sale of the Licensed Products. Toward that end, Licensee shall comply with any direction made by Licensor relating to the quality of the Licensed Products or any related promotional or advertising material.

         7.2 Licensor has the right to exercise quality control over Licensee's use of the Licensed Mark on and in connection with the Licensed Products so as to maintain the validity of the Licensed Mark and to protect the good will associated therewith.

         7.3 At least two (2) months prior to the first marketing of each proposed new Licensed Product, and immediately for each current Licensed Product, Licensee shall submit to Licensor for approval samples of each such Licensed Product, in each size and/or quantity in which the same are intended to be marketed, together with a complete and accurate written summary in relation to the quality and properties of each such Licensed Product and copies of such testing results and other data as Licensor may consider necessary or desirable to establish the quality of the Licensed Products concerned. Licensee shall also submit to Licensor one full set of final shipment samples of each of the Licensed Products which have been approved hereunder and which are intended to be marketed, prior to the first sale of the Licensed Products concerned. Licensee shall ensure that the Licensed Products are manufactured in full and complete conformity with such specifications, standards and quality of materials and workmanship as may from time to time be required by Licensor for the manufacture of the Licensed Products and that the Licensed Products, and all labeling, packaging, or promotional materials therefor, comply with all applicable ordinances, laws, and statutes governing the manufacture, packaging, promotion, and sale of such products. Whenever reasonably requested so to do, Licensee shall submit to Licensor, at Licensee's own Expense, samples of the Licensed Products. In addition, Licensee shall submit to Licensor, at lease once each contract Year, one (1) case of each stock-keeping unit of Licensed Products. Licensee shall also ensure that Licensor shall have access to the premises where the licensed Products are manufactured, packaged or stored in order to inspect and test any of the Licensed Products and methods of manufacture, packaging and storing of the same.

         7.4 Licensee represent and warrants to Licensor that: (i) the Products to which the Licensed Mark is affixed shall be of high quality and shall comply in all respects with the specifications for the Licensed Products; (ii) the Licensed Products shall be stored, cooked, and/or processed according to the specifications approved by Licensor; (iii) the Licensed Products and all food packaging and labeling materials shall be, at the time of shipment or delivery, manufactured in accordance with good manufacturing practices; (iv) the Licensed Products and all food packaging and labeling materials shall comply with all federal, state, and local laws, ordinances, rules and regulations (including without limitation all USDA and FDA laws, rules and regulations)
                  (collectively, "Laws"), and shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act"), as amended and including its food and color additive amendments, or within the meaning of any applicable state or local law in which the definitions of "adulteration" and "misbranding" are substantially

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

                  the same as those contained in the Act, as the Act and such Laws are constituted and effective at the time of such shipment or delivery; (v) the Licensed Products and all food packaging and labeling materials shall not be articles which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce; and (vi) the Licensed Products and all food packaging and labeling materials shall not be in violation of the requirements imposed upon Licensee by the California Safe Drinking Water and Toxic Enforcement Act of 1986 ("California Proposition 65"), and any other state or local laws imposing requirements on Licensee which are substantially the same as California Proposition 65.

         7.5 Licensee shall store and transport the Licensed Product in conditions that will preserve the Licensed Products in good condition and shall comply with any reasonable requests from Licensor in such regard.

         7.6 If Licensor notifies Licensee in writing at any time that any samples of Licensed Products do not conform with preapproved specifications, standards, and/or quality, or are otherwise unacceptable, then Licensee will immediately cease distribution of the unacceptable Licensed Products until such time as Licensor gives Licensee, written approval to resume distribution. In addition, Licensee will immediately recall and destroy all such unacceptable Licensed Products.

         7.7 In order to verify and maintain quality control standards, Licensor shall have the right to inspect Licensee's manufacturing facilities for the Licensed Products, including without limitation the facilities of third-party manufacturers with whom Licensee contracts, up to two times per Contract Year. Any such inspection will occur during business hours and only after giving Licensee at least five (5) days written notice of such inspection. Should Licensor find deficiencies in such manufacturing facilities, it will have thirty (30) days in which to notify Licensee of such deficiencies. Upon notification by Licensor, Licensee will immediately take such steps as are necessary to rectify the deficiency or deficiencies. If after ninety (90) days the deficiency or deficiencies are not corrected by Licensee, Licensor will have the right to terminate this Agreement.

         7.8 Licensee may not sell damaged Licensed Products bearing the Licensed Mark unless it obtains Licensor's prior written consent.

         7.9 Licensee will handle all customer and consumer complaints pertaining to the Licensed Products in commercially reasonable fashion. Licensee will keep a record of all such complaints for each Contract Year and provide this record to Licensor within thirty (30) days following the conclusion of each Contract Year.

         7.10 The provisions of this Section 7 shall apply with equal force and effect to any third-party manufacturers used by Licensee for the production of Licensed Products or components of Licensed Products, and Licensee shall ensure that all such third-party manufacturers abide by all provisions of this Agreement, including but not limited to this Section 7 and to
                  Section 19 hereof.

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

8.       MARKETING, ADVERTISING, PROMOTION AND PACKAGING

         8.1 Licensee shall consult with Licensor prior to the commencement of each Contract Year concerning its strategy for the marketing, sales, advertising and promotional programs for the Licensed Products for such Contract Year, and shall submit to Licensor for approval a marketing plan covering its strategy. Licensee shall also consult with Licensor concerning the format, content and design of all packaging, stationery, signage, labeling, packaging, advertising and promotional materials to be used by Licensee in connection with the
                  Licensed Products. No stationery, signage, labeling, packaging, advertising or promotional materials shall be used by Licensee in connection with the Licensed Products without the prior written approval of Licensor.

         8.2 Licensee agrees that each Contract Year it will spend not less than three percent (3%) of the higher of: (a) the actual Net Sales for such Contract Year or (b) the Minimum Sales (as defined in Section 10.4) for such Contract Year, on a advertising marketing, promotional materials in connection with the sale of Licensed Products, exclusive of cooperative and trade advertising. Within thirty (30) days following the end of each Contract Year, Licensee shall submit to Licensor, certified as true and correct by an officer of Licensee, a statement detailing the amounts spent on advertising, marketing, and promotional materials, broken down by category and demonstrating how the money was spent. Any breach of this section 8.2 shall be considered a material breach 8.2 of this Agreement.

         8.3 Any and all trademarks, copyrights or other intellectual property rights which may exist or come into being, including without limitation sub-brand names, and which are used on stationary, signage, labeling, packaging, advertising, marketing, or promotional material for `the Licensed Products, shall be the exclusive property of Licensor. To the extent any rights in and to any such trademarks, copyrights or other intellectual property rights are deemed to accrue to Licensee, Licensee hereby assigns to Licensor any and all such rights, at such rime as they may be deemed to accrue.


         8.4 In consideration of the License granted herein, in the event Licensor (directly or through any licensee, franchisee or Affiliate in he Territory) elects to offer Licensed Products for sale in stores owned by Licensor or its licensee, franchisee or Affiliate, Licensee shall sell and timely ship Licensed Products to such stores, to the extent of their requirements, at a price equal to thirty percent (30%) less than the regular wholesale price therefor. All such sales shall be separately reported by Licensee in its accounting statements pursuant to paragraph 10.3 hereof, and such sales shall not be subject to the advertising, obhgations set forth herein, but shall be subject to the royalty obligations set forth herein.

9.       TERM AND RENEWAL

         9.1 This Agreement shall remain in full force and effect for fifty-seven (57) months following the effective date of this Agreement, through and including December 31, 2007 (the "Initial Term"), subject to the termination provisions hereof.

         9.2 Licensee shall have the option to renew this Agreement for additional five-year renewal periods following the Initial Term, on the same terms and at the s a m e royalty rates, up to a maximum of two (2) renewal periods (i.e. a total additional period of ten (10) years, hereafter the "First Renewal Term" and the "second Renewal Term" respectively); provide however, that (i) Licensee gives written notice to Licensor of Licensee's intent to exercise each such option no later than three (3) or sooner than six (6) months prior to the expiration of the Initial term or the first renewl Term, as applicable, and furthe rprovided that (ii) licensee may not exercise any such option to renew unless the following net sales targets (the "Renewal Sales Minimums") are met;

                  First Renewal Term Renewal Sales Minimum (2008-2012);
                    Net Sales in Years 2005, 2006, and 2007 must average at least $1,500,000 per year.

                  Second Renewal Term Renewal Sales Minimum (2013-2017);
                    Net Sales in Years 2010, 2011, and 2012 must average at least $5,000,000 per year.


         9.3 In addition, no later than three (3) or sooner than six (6) months prior to the expiration of the Second Renewal term (i.e. between October 1, 2017 and December 31, 2017), the parties shall meet to discuss whether to extend this lince agreement for up to two (2) additional 5- year renewals, provided that th eparties are able to negotiate in good faith the terms for Minimum Sales, Guaranteed Minimum Royalties, and a royalty rate during such additional renewal terms. If Licensor and Licensee are unable to agree upon Minimum Sales, Guearanteed Minimujm Royalties, and a royalty rate for the additional renewal terms, then this Agreement shall exprie as of December 3,1 2016.

         9.4 Neither Licensor or Licensee shall have any expectation of the other, or any obligation to the other, to renew this Agreement or extend the term hereof for any period following the expiration of the Term and/or the First Renewal Term, (if applicable) and/or the Second renewal term (if applicable). Neither shall Licensor nor Licensee have any financial or other liability or obligation to the other arising from (i) non renewal, or (ii) early termination of this Agreement according to its terms. It is expressly understood that under no circumstances shall Licensee be entitled, directly or indirectly, to any form of compensation or indemnity from Licensor as a sequence of the termination or expiration of this Agreement, whether as a result of the passage of time or as a result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Licensee hereby waives any claim which it has or which it may have in the future against Licensor arising from any alleged goodwill created by Licensee for the benefit of Licensor or from the alleged creation or increase of a market for Licensed Products.

10.      ROYALTY AND MINIMUM SALES

         10.1 Licensee will pay to Licensor a royalty equal to: (a) three percent (3%) of the Invoice Price of Licensed Products sold or otherwise transferred by Licensee up to total sales of $10,000,000 in any Contacts Year; (b) five percent (5%) of the Invoice Price of Licensed Products sold or otherwise transferred by Licensee, based on total sales between $10,000,000 and $15,000,000 in any Contract Year, and (c) six percent (6%) of the Invoice Price of Licensed Products sold or otherwise transferred by Licensee, based on total sales in any Contract Year exceeding $15,000,000. The royalty rate will be applied to all sales of Licensed Products, and all such sales will be based on Invoice Price.

         10.2 Except for the Guaranteed Minimum Royalty payments required in advance hereunder, Licensee shall nuke its royalty payments to Licensor on a quarterly basis, together with a statement setting forth the quarterly sales of the Licensed Products, said payments and statement being due no later than thirty
                  (30) days following the end of each Contract Year quarter. All royalty payments shall be made in US. Dollars. Such sales and royalty statements are due quarterly regardless of whether any quarterly payments are due.

         10.3 On or before the 15th day of each month (except the first month) during the term of this Agreement, Licensee shall submit to Licensor a report in English, in a form satisfactory to Licensor, which shall set forth, with respect to the previous month and with respect to each product line of Licensed Products handled by licensee, the Invoice Price of the Licensed Products, the number of units of Licensed Products sold, the number of units of Licensed Products remaining in inventory at the end of such month, and a comparison of Licensee's Invoice Price with the projections in its annual marketing plan with respect to the Licensed Products.

         10.4 Licensee agrees to pay, at a minimum, the following Guaranteed Minimum Royalties to Licensor during the Initial Term:

                        Contract Year 1:  $15,000.00
                        Contract Year 2:  $22,500.00
                        Contract Year 3:  $30,000.00
                        Contract Year 4:  $37,500.00
                        Contract Year 5:  $45,000.00

                  If at the end of the First Contract Year Licensee's royalty payments to Licensor fail M reach or exceed the Guaranteed Minimum Royalties for the First Contract Year (i.e. $15,000.00), Licensee will pay to Licensor an amount equal to the shortfall. Such payment shall be due within thirty (30) day; following the conclusion of the First Contract Year.

                  Beginning with the Second Contract Year, and continuing thereafter throughout the Initial Term and, if applicable, the First Renewal Term and the Second Renewal Term, Licensee shall pay to Licensor the Guaranteed Minimum Royalty for each Contract Year within thirty (30) days of the beginning of that Contract Year, The Guaranteed Minimum Royalty for a Contract Year shall be credited against the actual royalties due for that Contract Year until such time as actual royalties due exceed the Guaranteed Minimum Royalty. Licensee may not carryover from one Contract Year to another Contract Year the Guaranteed Minimum Royalties paid in one Contract Year.

                  If  Licensee  effectively  renews this  Agreement  pursuant to
                  Section 9.2 hereof for the First Renewal Term, then Licensee agrees to pay, at a minimum, the following Guaranteed Minimum Royalties to Licensor during the First Renewal Term:

                        Contract Year 6:  $60,000,00
                        Contract Year 7:  $75,000.00
                        Contract Year 8:  $90,000.00
                        Contract Year 9:  $105,000.00
                        Contract Year 10: $120,000.00

                  If  Licensee  effectively  renew this  Agreement  pursuant  to
                  Section 9 2 hereof for the Second Renewal Term, hen Licensee agrees to pay, at a minimum of the following Guaranteed Minimum Royalties to Licensor during the Second Renewal Term:

                        Contract Year 11:  $150,000.00
                        Contract Year 12:  $180,000.00
                        Contract Year 13:  $210,000.00
                        Contract Year 14:  $240,000.00
                        Contract Year 15:  $270,000.00

         10.5 Licensee agrees that it shall maintain the following minimum sales (hereinafter "Minimum Sales"), based on the Invoice Price, for each Contract Year during the Initial Term:

                        Contract Year 1:  $500,000.00
                        Contract Year 2:  $750,000.00
                        Contract Year 3:  $1,000,000.00
                        Contract Year 4:  $1,250,000.00
                        Contract Year 5:  $1,500,000.00

                  If  Licensee  effectively  renew this  Agreement  pursuant  to section 9.2 hereof for the First Renewal Term, then Licensee agrees that it shall maintain the following Minimum Sales, based on the Invoice Price, for each Contract Year during die First Renewal Term:

                        Contract Year 6:  $2,000,000.00
                        Contract Year 7:  $2,500,000.00
                        Contract Year 8:  $3,000,000.00
                        Contract Year 9:  $3,500,000.00
                        Contract Year 10: $4,000,000.00

                  If  Licensee  Effectively  renews this  Agreement  pursuant to
                  Section 9.2 hereof for the Second Renewal Term, then Licensee agrees that it shall maintain the following Minimum Sales, based on Invoice Price, for each Contract Year during the Second Renewal Term:

                        Contract Year 11:  $5,000,000.00
                        Contract Year 12:  $6,000,000.00
                        Contract Year 13:  $7,000,000.00
                        Contract Year 14:  $8,000,000.00
                        Contract year 15:  $9,000,000.00

         10.6 The amount of royalties to be paid to Licensor by Licensee hereunder has been determined on the understanding that Licensee will be entitled to deduct any required withholding taxes and Licensor will be entitled to a tax credit for United States federal income tax purposes equal to the amount of any tax imposed in the Territory upon Licensor's royalties, whether imposed by withholding or otherwise. Licensee shall provide such documentation as may be necessary to reflect d taxes paid on Licensor's behalf. In the event that any such tax is not available as a credit for United States federal income tax purposes for the period when p paid the royalty to be paid hereunder shall be recalculated to reflect the actual loss of revenue to Licensor.

         10.7 All payments due under this Agreement shall be sent as instructed by Licensor from time to the time.

         10.8     All  references  to dollars in this  Agreement  shall man U.S.
                  dollars. AU royalties and Minimum royalties due hereunder shall be paid in US. dollars, and the currency conversion to US. dollars for each quarter shall be made at the prevailing spot conversion rate published in the Wall Street Journal (New York City Edition) for the last day of the month for each quarter.

11.      BOOKS AND RECORDS

         11.1 Licensee shall keep wd maintain at its regular place of business, or at such off-site documents storage facility as Licensee shall use from time to time for the retention of its business records generally, complete and accurate records and accounts in accordance with Generally Accepted Accounting Principles showing the business transacted in connection with4 the Licensed Products Manufactured and sold pursuant to this .Agreement, including without limitation records and accounts relating to sales, shipments and orders for Licensed Products for at least six (6) yean following the creation of the record or account.

         11.2 Within thirty (30) days following the end of each Contract Year, and within thirty (30) days after the termination of this Agreement, Licensee shall deliver to Licensor a statement signed by an authorized officer of Licensee reporting actual sales of the Licensed Products (based on Invoice Price), royalties due and royalties paid during the preceding Contract Year. In the case of termination of this Agreement, such information shall be provided for the period ending at termination.

         11.3 Licensor, or its duly authorized agents or representatives, shall have access to and the right to examine all records and accounts that Licensee is required to maintain pursuant to this Section 11 at Licensee's premises, or at such off-site documents storage facility as Licensee shall use from time to time for the retention of its business records generally. Any such examination will be at Licensor's expense and will be conducted during normal business hours upon reasonable prior notice, which shall be no less 'than three (3) business day. Should an audit disclose that Licensee underpaid royalties for any given year, Licensee shall forthwith and upon written demand pay Licensor the amount owed, together with interest thereon, at a rate of ten percent (10%) per annum calculated from the due date of such royalties. Further, should s an audit disclose that Licensee overpaid royalties by a margin exceeding five percent (5%) in any given year, or that Licensee underpaid royalties for any given year, Licensee shall pay for all costs relating to the audit.

         11.4 Throughout the term of ,this Agreement, Licensee agrees to provide to 'Licensor on an annual basis, a statement certified by an independent public accounting firm to the effect that Licensee's business is in sound financial condition

12.      TERMINATION

         12.1 In the event either party commits a material breach of this Agreement, the other party may, upon thirty (30) days prior written notice, terminate the Agreement: provided, however, that the Agreement shall not be terminated if the breaching party cures the breach within said thirty (30) days after receipt of said notice.

         12.2 Notwithstanding anything to the contrary in Section 12.1, Licensor shall have the right to terminated this Agreement immediately upon notice to Licensee if any of the following events occur:


                  (a) More than once during any Contract Year, any installment of royalty payments is not paid when due and such default continues for more than five (5) business days; or

                  (b) Licensee fails to pay Guaranteed Minimum Royalties for any Contract Year within thirty (30) days of the beginning of that Contract Year, as set forth in
                           Section 10.4 hereof; or

                  (c) Licensee fails to meet the Minimum Sales for a Contract Year, as set out in Section 10.5 herein; or

                  (d) Licensee knowingly or negligently. (or Licensee's third-party manufacturers) fails to manufacture the Licensed Products in accordance with the provisians of this Agreement (including, but not limited to, Section 7 or Section 19 of this Agreement); or

                  (e) Licensee fails to secure licensor's approval as required herein and/or breaches any provision of
                           Section 6 of this Agreement; or

                  (f) Licensee intentionally uses the Licensed Mark, or any other mark belonging to Licensor, in a manner for which rights therein have not been granted; or

                  (g) Licenser at any time directly or in directly contests or assists any other person in contesting the validity of any of the Intellectual Property Rights or the right, title and interest of Licensor to the Intellectual Property Rights anywhere in the world; or

                  (h)      Licensee  commits  any mated  fraud upon  Licensor in
                           connection   with  the   performance   of  Licensee's
                           obligations hereunder; or

                  (i) Licensee makes an intentional or negligent written material misrepresentation pertaining to sales of the Licensed Products or pertaining to use of the Licensed Mark or

                  (j)      Licensee's   present   ownership  or  its  manner  of
                           conducting business is changed without Licensor's prior written consent or

                  (k) Licensee attempts to assign this Agreement to any apparel competitor of the Champion Athleticwear division of Sara Lee Corporation, including but not limited to Nike, Russell, Gildan, Reebok, Adidas, Umbro, Srarter, Fruit of the Loom, Vanity Fair, Wamaco, and any parent companies, subsidiaries, or affiliates of these named brands or companies; or

                  (l) Licensee fails to make sales of any line of Products bearing the Licensed Mark for a period of six (6) months or more; or

                  (m)      Licensee  challenges the validity of this  Agreement;
                           or

                  (n) Licensee challenges Licensor's rights in and to the Champion and/or Champion Script Logo marks anywhere in die world.

                  Upon termination of this Agreement pursuant to this, Section 12.2, Licensee's light to use the Licensed Mark and all other Intellectual Property Rights pursuant to this Agreement Shall immediately cease, and any remaining inventory of Licensed Products shall be delivered, at Licensee's expense, to Licensor. Licensor shall not be charged for, nor obligated to pay any monies for such remaining inventory Upon termination or expiration of this Agreement, Licensee shall not knowingly do any act or thing that would have the effect of causing another person to believe that Licensee is still associated or connected with Licensor.

         12.3 Notwithstanding anything to the contrary in Section 12.1 or 12.2, if Licensee files a petition in bankruptcy, or by an equivalent proceeding is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee, or if
                  Licensee becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for Licensee, this Agreement shall automatically terminate without any notice whatsoever being necessary, to the fill extent allowed by applicable law, Au royalties on sales made prior such act shall become immediately due and payable. In the event this Agreement is terminated pursuant to this section, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns, shall have no right to sell any of the Licensed Products covered by this Agreement except with the special consent and written instructions of Licensor, which instructions shall be followed. The non-assumption of this Agreement by a trustee presiding over a bankruptcy proceeding pursuant to any bankruptcy law where the Licensee is named as a debtor shall operate to terminate this Agreement automatically, without any notice whatsoever being necessary, effective as of the date of the commencement of die bankruptcy proceeding.

         12.4 Upon expiration or termination of this Agreement, Licensee shall cease using the Licensed Mark provided, however, that - unless such termination is pursuant to Sections 12.2 or 12.3 - Licensee may, for a period of no more than six (6) months after expiration or termination, sell and distribute Licensed Products existing in inventory on the date of expiration or termination. Licensee remains liable for the payment of all royalties based on those sales and must otherwise comply with the terms of this Agreement. If at the end of said six (6) month Licensee still possesses inventory of Licensed Products, said remaining inventory shall be delivered, at Licensee's expense, to Licensor, and Licensee's right to use the Licensed Mark pursuant to this Agreement shall cease. Licensor shall not be charged for, nor obligated to pay any monies for such remaining inventory.

         12.5 Licensee acknowledges and confirms that damages may not be an adequate remedy for breach of its obligations and undertakings stated in Sections 3,6,7,8,12,14,16,17, or 19 of this Agreement (including their subsections) and that accordingly, without prejudice to any other right or remedy that Licensor may have, Licensor shall be entitled to obtain an injunction, including but not limited to an EX PARTE injunction, or other equitable relief to prevent Licensee from acting in breach of its said obligations and undertakings.

13.      INDEMNIFICATION

         13.1 Except as provided in Section 14 below, Licensee hereby agrees to pay in cash on behalf of Licensor a d t o defend and hold Licensor, its shareholders, directors, officers, employees, agents and customers harmless horn and against any and all chins, suits, proceedings, fines, penalties, losses, liabilities, causes of action, settlments, costs, damages, or expenses, including reasonable attorney's fees and disbursements, arising out of or incidental to Licensee's manufacturer, packaging, sale, marketing or distribution of the Licensed Products and/or arising out of or incidental to the consumption of Licensed Products, including but not limited to bodily injury to any person (including death) and property damage. This indemnification provision shall survive the termination of this Agreement.

14.      TRADEMARK ENFORCEMENT

         14.1 Licensee agrees to notify Licensor of any unauthorized use of the Licensed Mark by others, promptly it cows to Licensee's attention. Licensor shall have the sole right and discretion to bring infringement actions involving the Licensed Mark, and any award received by Licensor in my such action shall belong solely to Licensor.

         14.2 In the event that a third party institutes a trademark infringement action against Licensee wising from Licensee's proper and authorized Use of the Licensed Mark pursuant to this Agreement, Licensee shall promptly notify Licensor and Licensor shall defend, at its own expense, any such action. Licensee shall cooperate in such defense as reasonably requested by Licensor. Licensor shall pay any settlements, costs, damages, or expenses, including reasonable attorneys' fees, resulting from any such action, Any award received by Licensor in such action shall belong solely to Licensor.

15.      INSURANCE

         15.1 Licensee shall obtain and maintain, at its own cost and expense, Commercial General Liability insurance and Umbrella liability insurance written on an occurrence basis with the following coverage and limits:

                                                        Limits
                                                        ------
                  General  Aggregate Limit            $5,000,000
                  Products/Completed
                    Operations Aggregate Limit        $3,000,000
                  Personal and Advertising
                    Injury-Per Injury                 $3,000,000

         15.2 Licensor shall be named as m additional insured on the Commercial General Liability policy. Licensee shall provide Licensor with a certificate of insurance evidencing all of the required coverage. The certificate shall also provide evidence that the policy has been amended to afford at lease thirty(30) days advance written notice to Licensor of cancellation, norenewal or material change of any of the required coverages.

16.      ASSIGNMENT OR SUBLICENSE

         16.1 This Agreement and all its rights and duties hereunder are personal to Licensee and shall not, without the prior, written consent of Licensor (which shall not be unreasonably withheld), be transferred, assigned, sublicensed or otherwise encumbered by Licensee or by operation of law.

         16.2 Licensor may assign any of its rights or delegate any of its duties arising out of or under this Agreement.

         16.3 Should ownership of the Licensed Mark be assigned by Licensor, then, upon such assignment, Licensor shall assign all of its rights and delegate d of its duties under this Agreement to the assignee of the Licensed Marks and Licensee shall, with effect from the date of such assignment, release and discharge Licensor from all claims and demands whatsoever in respect of this Agreement relating to the period after the date of the assignment and shall, from the date of such assignment , accept the assignee as the owner of the Licensed Mark.

17.      CONFIDENTIALITY

         17.1 The terms of this Agreement and all merchandising know-how, specifications, plans, patterns, outlines, designs, creations, formulae, and other data and information of any kind obtained by Licensee from Licensor or developed by Licensee or any third party for use in connection with this Agreement shall be kept confidential and shall not be disclosed or used for the benefit of Licensee or any third party except in accordance with the terms of this Agreement. Such confidential information shall be revealed to employees of Licensee only to the extent reasonably necessary to enable Licensee to exercise the full rights granted hereunder, and Licensee agrees to bind its officers and key employees, including but not hired to those employees to whom such confidential information is revealed.

18.      MEDIA RELATIONS

         18.1 Licensee agrees that all press releases and other public announcements related in any way to this Agreement, or to Licensee's or Licensor's operations hereunder, shall be subject to approval by Licensor, and that each request for a statement, release or other inquiry shall be sent in Writing M the advertising/publicity director of Licensor for response.

19.      CODE OF CONDUCT: APPROVED FACILITIES

         19.1 Licensor is committed to wing manufacturing facilities that operate under responsible, safe and humane conditions. To that end, Licensee agrees that Licensee shall be entitled to manufacture the Licensed Products in only those manufacturing facilities (third-party or owned) for which Licensee has obtained Licensor's prior written approval (and which approval has not been subsequently revoked by Licensor). Licensor hereby approves die we of the manufacturing facilities listed on Exhibit 1 attached hereto. Licensee shall submit to
                  Licensor  a  request   for   approval  to  utilize  any  other
                  manufacturing facility (third-party or owned) in the form attached hereto as Exhibit 2, which approval may be withheld, conditioned or revoked in Licensor's sole discretion. Licensee acknowledges that Licensor may require Licensee to provide, at Licensee's expense, evidence of satisfactory working conditions at the facility, including, but not limited to, independent third-party audits. In the event that Licensee uses a third party to manufacture the Licensed Products, Licensee shall nevertheless remain primarily obligated 'under all of the provisions of this Agreement. Licensee agrees to advise Licensor promptly writing of any violations of die provisions of this Agreement by my such facility and of the corrective actions taken by Licensee and the results thereof. Licensee shall inform Licensor in writing if an approved facility is sold and must receive Licensor's written approval of die new entity before production may resume. The word "sold" as used in the preceding sentence includes a change of controlling interest.

         19.2 Licensee has received a copy of Sara Lee Corpontion's Global Business Standards and Supplier Selection Guidelines (collectively "Guidelines") and shall provide the Guidelines to any and all vendors or manufacturers appointed under this Agreement. Licensor shall provide Licensee with a sufficient number of copies of the Guidelines at no cost to Licensee in the local language(s) of the management and employees producing the product. Licensee shall cause the Guidelines to be posted at all times in all facilities where Licensed Products are manufactured. Licensee hereby represents, warrants and covenants that it (i) has reviewed and understands the Guidelines and has or will verify that any third party which manufacturers Licensed Products has reviewed and understands the Guidelines and (ii) Licensee, as well as any third party which manufactures Licensed Products is presently in compliance and will remain in compliance with all terms and provisions of the Guidelines for the term of this Agreement. Licensee will notify Licensor immediately if it becomes aware that a violation of the standards set forth in the Guidelines has occurred.

         19.3 Licensee shall imidiatly, at its o m expense, have each facility (third-party and owed) it uses to produce Licensed Products independently audited by a firm approved by Licensor, for compliance with these or such similar Guidelines as Sara Lee may require from time to time. Audits to ensure compliance to the Guidelines shall be conducted at least annully. Licensee shall provide Licensor with a copy of the audit report. If, in Licensor's discretion, the audit indicates the need for improvement or change, such changes must be made within thirty (30) days or the approval of such facility will be terminated pursuant to Section 12.2 and Licensor shall have the right to require Licensee to immediately cease production of the Licensed Products at such facilities and/or, at Licensor's soles discretion, this Agreement may be terminated in its entirety.

         19.4 Licensor retains the right, with or without prior notice, at Licensor's expense, to conduct its own or independent third-party inspection and audit of Licensee and any third-party manufacturer which manufactures Licensed Products for compliance with the Guidelines or such similar guidelines as Licensor may establish from time to time. Licensee also understands and agrees that Licensor may publicly disclose information relating to Licensee's owned and subcontracted facilities as Licensor sees fit.

20.      MISCELLANEOUS

         20.1 In the event that either parry shall, at any time, waive my of its rights under this Agreement, or the performance by the other party of any of its obligations hereunder, such waiver shall not be constructed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

         20.2 This Agreement constitutes the entire agreement between the parties as to the Licensed Mark and no modifications or revisions thereof shall be of any force or effect unless the same are in writing and executed by the patties hereto.

         20.3 Any provisions of this Agreement which are, or shall be determined to be, invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof. The titles to the sections herein are for convenience only and have no substantive effect.

         20.4 This Agreement is binding upon the parties hereto, any parent, subsidiary and affiliated companies and their successors and assigns.

         20.5 Licensee shall be responsible for compliance n with the requirements of all local laws in the countries where it manufactures, markets, distributes or sells the Licensed Products, except for obligations with respect to filing as registered user or similar obligations where required under applicable trademark law. It is understood that Licensor is responsible for the costs and fees for, or incidental to, obtaining trademark registrations.

         20.6 This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules. Any action or proceeding arising out of or relating in any way to this Agreement, shall be brought and enforced in the United States District Court for the Middle District of North Carolina or, if such courts do not have, or do not accept, subject matter jurisdiction over the action or proceeding, in the courts of the State of North Carolina and each patty hereby consents to the personal jurisdiction of each such court in respect of any such action or proceeding. Each of the parties hereby consents to service of process in any such action or proceeding by the mailing of copies thereof by Registered or Certified Mail, postage prepaid, return receipt requested, to it at its address provided for notices hereunder. The foregoing shall not limit the right of any of the parties to serve process in any other manner permitted bylaw or to obtain execution or enforcement of any judgment in any other jurisdiction. Each of the patties hereby waives (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or related to the Agreement in a cow located in the cities of Winston-Salem or Greensboro, or a court located in Forsyth County, North Carolina; (b) any claim that a court located in Winston-Salem, Greensboro, or Forsyth County, North Carolina is not a convenient forum for any such action or proceeding; and (c) any claim that it is not subject to the personal jurisdiction of the United States District Court for the Middle District of North Carolina or of the courts of the State of North Carolina located in Forsyth County, North Carolina.

         20.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

         20.8 All notices required hereunder shall be in writing and dispatched by overnight courier addressed to Licensee or Licensor as set forth below, and shall be effective upon receipt;

                  Licensor:     Sara Lee Global Finance,  L.L.C.
                                204F Weldin Building
                                3411 Silverside
                                Wilmington Delaware  19801

                  Copies to:    Vice President Marketing
                                Champion Athleticwear
                                1000 E. Hanes Mill Road
                                Winston-Salem, North Carolina 27105
                                Chief Counsel -  Intellectual  Property
                                Sara Lee Corporation
                                1000 E. Hanes Mill Road
                                Winston-Salem, North Carolina 27105

                  Licensee:     Championlyte, Inc.
                                3350 N.W. Boca Raton Boulevard,  Site A-28
                                Boca Raton, Florida 33431

                  Copies to:    __________________________

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

Date:                                   SARA LEE GLOBAL FINANCE, L.L.C.
     ------------------------
                                        By:
                                            ----------------------------

                                        Name:
                                              --------------------------

                                        Title:
                                               -------------------------


Date:                                   CHAMPIONLYTE, INC.
     ------------------------
                                        By:
                                            ----------------------------

                                        Name:
                                              --------------------------

                                        Title:
                                               -------------------------

                                    EXHIBIT 1

                 PRE-APPROVED MANUFACTURING FACILITIES Licensee:

Licensee:  ChampionLyte,  Inc.

Name of Manufacturer:

Name of  Manufacturing  Facility(ies)

Location  of  Manufacturing  Facility(ies):

Licensed Products:   Sugar-free sports drinks and sugar-free
                     non-carbonated soft drinks bearing the CHAMPION LYTE mark

         Subject to the terms and provisions set forth in the License Agreement dated April 1,2003, between Sara Lee Global Finance, L.L.C. ("Licensor") and ChampionLyte, Inc. ("Lcecensee"), Licensor hereby consents to the manufacture of the Licensed Products by the manufacture at the manufacturing facility(ies) mentioned above upon the following if any, condition:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        By:
                                            ----------------------------

                                        Name:
                                              --------------------------

                                        Title:
                                               -------------------------

                                        Date:
                                              --------------------------

         Licensee warrants and covenants that the above-named facility(ies) currently, and during the time the facility(ies) manufactures Licensed Products, adheres to Sara Lee Supplier Selection Guidelines.

                                        By:
                                            ----------------------------

                                        Name:
                                              --------------------------

                                        Title:
                                               -------------------------

                                        Date:
                                              --------------------------

                                    EXHIBIT 2

                REQUEST FOR APPROVAL OF MANUFACTURING FACILITIES

Licensee:  ChampionLyte,  Inc.

Name of Manufacturer:

Name of  Manufacturing  Facility

Location  of  Manufacturing  Facility(ies):

Name  of Third-Party Audit Firm

Date Compliance Audit Completed:

Result of Audit:

Licensed Products:      Sugar-free sports drinks and sugar-free non-carbonated
                        soft drinks bearing the CHAMPION LYTE mark

                                        By:
                                            ----------------------------

                                        Name:
                                              --------------------------

                                        Title:
                                               -------------------------

                                        Date:
                                              --------------------------